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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2007 (March 13, 2007)

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FIRST FARMERS AND MERCHANTS CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	0-10972	62-1148660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
816 South Garden Street Columbia, Tennessee	38402-1148
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code    (931) 388-3145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Section 2 - Financial Information

     Item 2.02.  Results of Operations and Financial Condition.

            On March 13, 2007, First Farmers and Merchants Corporation issued a press release announcing its financial results for the fourth quarter and year ended December 31, 2006. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Section 9 - Financial Statements and Exhibits

     Item 9.01.  Financial Statements and Exhibits.

     (a)   Not applicable.

      (b)   Not applicable.

      (c)   Not applicable.

      (d)   Exhibits.

            Exhibit 99.1       Press release issued on March 13, 2007 by First Farmers and Merchants Corporation

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FARMERS AND MERCHANTS CORPORATION

Date:  March 13, 2007                                       By:                   /s/ T. Randy Stevens

                                                                                    T. Randy Stevens

                                                                                    Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued on March 13, 2007 by First Farmers and Merchants Corporation

EXHIBIT 99.1

Information For Release                          Contact: Jeff Bradford

                                                                                                   615-312-7066

                                                                                                   jcb@bradfordgrp.com

FIRST FARMERS & MERCHANTS CORPORATION REPORTS 2006 FINANCIAL RESULTS

         Columbia, Tenn., March 13, 2007 - First Farmers and Merchants Corporation, an $820 million bank holding company serving seven Middle Tennessee counties, through its wholly-owned subsidiary, First Farmers and Merchants Bank reported that loans, deposits and total assets all increased during 2006, as did interest and fee income, retained earnings, total equity and the dividend paid to shareholders. The Bank's Trust and Financial Management Department also continued to grow last year.

         "This is a very exciting time in the history of First Farmers & Merchants Bank" said Chairman and Chief Executive Officer T. Randy Stevens. "Our Board of Directors continued in 2006 to pursue strategic growth and take initiatives in an effort to increase common stock value and reward our shareholders for their support. These initiatives included paying a total of $3,796,000 in dividends and repurchasing 80,000 shares of common stock."

         On the income side, total interest and dividend income more than doubled its rate of increase from the previous year- rising 8.5 percent from December 31, 2006 to December 31, 2005 compared to a 4.1 percent increase the previous year. Loans, less unearned income and allowance for possible loan losses, grew 3.1 percent. Fee income also grew, up 15.5 percent. Service fees on deposit accounts increased 7.4 percent and other service fees and commissions rose by 14 percent.

         The Bank's Trust and Financial Management Department, which management believes to be one of the most successful in Tennessee for many years, continued to grow in 2006, delivering 4.6 percent more income in 2006 than in 2005.

         Shareholders enjoyed a 6.3 percent larger dividend in 2006 over 2005, and retained earnings grew at a double-digit rate to 11.7 percent. Finally, total assets increased 0.9 percent, deposits rose 2.2 percent and total equity grew 0.7 percent.

Founded in 1909, First Farmers & Merchants Bank (Member FDIC) is one of the largest independent banks in Tennessee. Headquartered in Columbia, the bank operates 18 offices in a seven-county area that includes Maury, Lawrence, Marshall, Hickman, Dickson, Giles and Williamson counties. It is distinguished by its commitment to traditional, personal banking relationships that incorporate state-of-the-art technology to provide the highest possible level of service.

First Farmers and Merchants Corporation and Subsidiary
Unaudited Financial Highlights
(Dollars in Thousands Except Per Share Data)

	For Years Ended
	December 31,
	2006	2005
Interest income	$ 42,437	$ 39,106
Interest expense	13,788	9,898
Net interest income	28,649	29,208
Provision for possible loan losses	(636)	(890)
Net interest income after provision
for loan losses	29,285	30,098
Noninteret income	11,287	11,331
Noninteret expense	30,746	30,096
Income before income taxes	9,826	11,333
Income taxes	2,101	2,881
Net income	$ 7,725	$ 8,452

Earnings per common share	$ 1.33	$ 1.45

Dividends declared per share	$ 0.67	$ 0.63

	12/31/2006	12/31/2005
Total Assets	$ 820,084	$ 812,998
Cash and cash equivalents	74,981	28,538
Investment Securities	228,248	281,763
Loans, net	466,091	452,103
Deposits	698,962	683,588
Shareholders' equity	103,807	103,072

Book Value per share	$ 18.02	$ 18.24